UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Twelve Seas Investment Company II
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

90118T106
(CUSIP Number)

December 31, 2023
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 90118T106
13G


1
NAMES OF REPORTING PERSONS


Atalaya Special Purpose Investment Fund LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP

(a)  [ ]
(b)  [ ]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER


0


6
SHARED VOTING POWER



0



7
SOLE DISPOSITIVE POWER


0



8
SHARED DISPOSITIVE POWER



0



9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON



0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)


[]



11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)

0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)


PN




CUSIP No. 90118T106
13G


1
NAMES OF REPORTING PERSONS



Atalaya Capital Management LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP


(a)  [ ]
(b)  [ ]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware



Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER



0



6
SHARED VOTING POWER


0


7
SOLE DISPOSITIVE POWER


0


8
SHARED DISPOSITIVE POWER



0



9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON


0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)


[]



11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)


0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)


IA, PN




CUSIP No. 90118T106
13G


1
NAMES OF REPORTING PERSONS


Corbin ERISA Opportunity Fund, Ltd.


2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP

(a)  [ ]
(b)  [ ]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION


Cayman Islands


Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER


0


6
SHARED VOTING POWER


0



7
SOLE DISPOSITIVE POWER


0


8
SHARED DISPOSITIVE POWER


0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON


0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)


[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)


0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)


OO



CUSIP No. 90118T106
13G


1
NAMES OF REPORTING PERSONS

Corbin Capital Partners GP, LLC



2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP

(a)  [ ]
(b)  [ ]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER

0


6
SHARED VOTING POWER


0



7
SOLE DISPOSITIVE POWER


0


8
SHARED DISPOSITIVE POWER

0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON


0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)


[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)

0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)


OO


CUSIP No. 90118T106
13G


1
NAMES OF REPORTING PERSONS

Corbin Capital Partners, L.P.


2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER


0


6
SHARED VOTING POWER


0


7
SOLE DISPOSITIVE POWER

0


8
SHARED DISPOSITIVE POWER

0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON


0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)


[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)


0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)

IA, PN




CUSIP No. 90118T106
13G

1
NAMES OF REPORTING PERSONS

Corbin Opportunity Fund, L.P.

2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP

(a)  [ ]
(b)  [ ]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


Number of Shares Beneficially Owned by Each Reporting
Person With:

5
SOLE VOTING POWER


0


6
SHARED VOTING POWER


0


7
SOLE DISPOSITIVE POWER

0


8
SHARED DISPOSITIVE POWER


0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW (9)

0%


12
TYPE OF REPORTING PERSON (SEE
INSTRUCTIONS)


PN



Item 1.(a)	Name of Issuer

Twelve Seas Investment Company II

Item 1.(b)	Address of Issuer's Principal Executive
		Offices

2685 Nottingham Avenue, Los Angeles, California 90027

Item 2.(a)	Name of Person Filing

This Statement is filed on behalf of the following persons
(collectively, the "Reporting Persons"):

(i)
Atalaya Special Purpose Investment Fund LP ("ASPIF");

(ii)
Atalaya Capital Management LP ("ACM");

(iii)
Corbin ERISA Opportunity Fund, Ltd. ("CEOF");

(iv)
Corbin Capital Partners GP, LLC ("Corbin GP");

(v)
Corbin Capital Partners, L.P. ("CCP"); and

(vi)
Corbin Opportunity Fund, L.P. ("COF").


Item 2.(b)	Address of Principal Business Office or, if
	        None, Residence

The address of the principal business office of each of ASPIF and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.
The address of the principal business office of each of CEOF, Corbin GP, CCP, and COF is 590 Madison Avenue, 31st Floor,
New York, NY 10022.

Item 2.(c)	Citizenship

Each of ACM, ASPIF, CCP and COF is a Delaware limited partnership. CEOF is a Cayman Islands exempted company. Corbin GP is a Delaware limited liability company.

Item 2.(d)	Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (the "Shares").

Item 2.(e)	CUSIP Number

90118T106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b),
or 13d-2(b) or (c), Check Whether the Person Filing is a:

This Item 3 is not applicable.

Item 4(a).	Amount Beneficially Owned:

As of the date hereof, ASPIF may be deemed the beneficial owner of 0 Shares. ACM may be deemed the beneficial owner of 0 Shares, which amount includes the 0 Shares beneficially owned by ASPIF. Each of Corbin GP and CCP may be deemed the beneficial owner of 0 Shares, which amount includes (i) the 0 Shares beneficially owned by CEOF, and (ii) the 0 Shares beneficially owned by COF.

Item 4(b).	Percent of Class:

As of the date hereof, ASPIF may be deemed the beneficial owner of approximately 0% of Shares outstanding. ACM may be deemed the beneficial owner of approximately 0% of Shares outstanding. Each of Corbin GP and CCP may be deemed the beneficial owner of approximately 0% of Shares outstanding, which amount includes (i) the 0% of Shares outstanding beneficially owned by CEOF, and (ii) the 0% of Shares outstanding beneficially owned by COF.

Item 4(c).	Number of shares as to which such person has:

ASPIF:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

ACM:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

CEOF:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0


Corbin GP:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

CCP:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

COF:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.		Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person

This Item 6 is not applicable.

Item 7.		Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company

This Item 7 is not applicable.

Item 8.		Identification and Classification of Members of the Group

This Item 8 is not applicable.

Item 9.		Notice of Dissolution of Group

As of December 31, 2023, ASPIF, ACM, CEOF, Corbin GP, CCP, and COF had ceased to beneficially own any Shares and, as of that date, had ceased to be a member of a group with the other Reporting Persons with respect to the Issuer's Shares.

Item 10. 	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.


      SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024


Atalaya Special Purpose Investment Fund LP
By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Atalaya Capital Management LP
By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Corbin ERISA Opportunity Fund, Ltd.
By: Corbin Capital Partners, L.P., its Investment Manager
By: /s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel


Corbin Capital Partners GP, LLC
By: /s/ Daniel Friedman
Name: Daniel Friedman
Title: Authorized Signatory


Corbin Capital Partners, L.P.
By: /s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel


Corbin Opportunity Fund, Ltd.
By: Corbin Capital Partners, L.P., its Investment Manager
By: /s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel